Exhibit 99.1

Cheryl Bachelder to Step Down as CEO of Popeyes Louisiana Kitchen, Inc. Upon Closing of

Transaction with Restaurant Brands International Inc.

ATLANTA – March 2, 2017 – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI) today announced that Cheryl Bachelder will be stepping down as CEO at the closing of the Company’s previously announced transaction with Restaurant Brands International Inc. (“RBI”) (TSX/NYSE: QSR, TSX: QSP). A new Popeyes leader will be named by RBI at that time.

Cheryl joined Popeyes in 2006 as a member of the Board of Directors. In November 2007, she was named CEO, and, in concert with the leadership team, has led a remarkable transformation of the Company. The brand today is a strong, thriving Louisiana-inspired icon that has become a global presence with nearly 2,700 restaurants in 26 countries, with a deep bench of talent across the Company. Importantly, the franchise community has grown and prospered, with top line restaurant sales up 45% and bottom line restaurant operating profit more than doubled.

“The Board of Directors and I are deeply grateful to Cheryl for her leadership of this enterprise,” said John Cranor, Chairman of the Popeyes Board of Directors. “Cheryl’s collaborative and engaging approach to the business has driven a decade of success for the Popeyes brand and enabled the Company to achieve outstanding results, putting Popeyes at the top of the quick-service restaurant industry. She has been a great mentor to many, and leaves Popeyes strong in this 45th anniversary year.”

“Cheryl created a collaborative culture among franchisees and the Restaurant Support Team. It’s been a true partnership that turned out to be the secret to success for Popeyes,” said Howard Mangen, President of the Popeyes International Franchisee Association. “Her leadership approach was a welcome one and led to an exciting and profitable 10 years for the Popeyes Brand.”

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. Popeyes has nearly 2,700 operating restaurants in the United States, three territories, and 25 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

NOTICE TO INVESTORS ABOUT THE OFFER:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Popeyes’ common stock is being made pursuant to an Offer to Purchase and related tender offer materials that Orange, Inc. has filed with the Securities and Exchange Commission (“SEC”) on February 27, 2017. Orange, Inc. has filed a Tender Offer Statement on Schedule TO with the SEC on February 27, 2017 and Popeyes has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on February 27, 2017 related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials have been sent to Popeyes’ shareholders and may also be obtained at no charge by contacting Mackenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

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Media inquiries:

Popeyes Louisiana Kitchen, Inc.

Renee Kopkowski, 404-459-4630

Vice President, Brand Communications

renee.kopkowski@popeyes.com

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